Exhibit 10.15

Dreamvest, llc

417 ORCHID AVE. CORONA DEL MAR, CA 92625

800-715-9999 ph 815-328-0698 fax

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is to be effective as of September 1, 2004, entered into by and between AXM Pharma, Inc. (“Company”), with offices located at 4695 MacArthur Ct. Newport Beach, CA  92660 and Dreamvest, LLC  (“Consultant”), having offices at 417 Orchid Ave, Corona Del Mar, CA  92625.

For the purposes of this Agreement, either of the above shall be referred to as a “Party” and collectively as the “Parties”.

The Parties hereby agree as follows:

FACT RECITALS.

The general purpose for this Agreement is for Company to engage the services of Consultant and for Consultant to perform such services for and behalf of Company as set forth herein. Company will, at all times, cooperate with Consultant in carrying out the purpose of this Agreement, and keep Consultant informed of any developments of importance and material impact pertaining to Company’s business and abide by this Agreement in its entirety.

1.

APPOINTMENT OF DREAMVEST, LLC.  Company hereby appoints Consultant and Consultant hereby agrees to render services to Company as research analyst for key industry statistics, institutional and financial information, and  potential acquisition targets.

2.

SCOPE AND DELIVERABLES. During the term of this Agreement, Consultant shall provide Company with the following deliverables:

a.

News dissemination via mail and email, research analyst for key industry statistics, institutional and financial information , research and introductions to potential funding sources.

Consultant will provide these deliverables on an ongoing basis over the entirety of the lifetime of this Agreement.

3.

TERM. The term (“Term”) of this Consulting Agreement shall be for a period of 12 months.

4.

COMPENSATION. Company agrees to compensate Consultant with stock options for 100,000 shares of the common stock of AXM Pharma, Inc. (AMEX:  AXJ) exercisable at current market price as the date of this agreement per share with a 5  year expiration.  The options shall vest immediately and be registered for sale in the public markets at the next registration where insider’s options are registered.  Option agreement will be delivered to Consultant promptly following the execution of this agreement.

5.

INDEMNIFICATION. Company, its agents or assigns hereby agree to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees, collectively the “Liabilities”), joint and several, arising from the performance of this Consulting Agreement, whether or not Consultant is party to such dispute. This indemnity shall not apply, however, and Consultant shall indemnify and hold company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross negligence,  recklessness or willful misconduct in the performance of its services hereunder, which have given rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determinations, the indemnification and reimbursement provision of this Consulting Agreement shall apply and Company shall perform its obligation hereunder to reimburse Consultant for its expenses).

6.

DISCLOSURE. Consultant will fully disclose, as required by applicable state and federal securities laws, all compensation (whether cash, stock, options, warrants or other considerations) received from the Company pursuant to this agreement and any other agreements with Consultant or any affiliated companies in any research reports or other information provided to the public on behalf of the Company.

7.

INDEPENDENT CONTRACTOR. Consultant and Company hereby acknowledges that Consultant is an independent contractor. Consultant shall not hold itself out, as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company.

8.

PARTIAL INVALIDITY. If any part of this agreement shall be deemed by a court or mediator to be invalid, the remainder hereof shall be construed as if the invalid portion has been omitted.

9.

WAIVER. No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

10.

TERMINATION. Any termination of this Agreement by the Company shall not affect or limit (i) the rights of Consultant to receive indemnification, (ii) rights to receive fees accrued prior to such termination (iii) rights to receive fees and be covenanted to all the terms and conditions detailed in this Letter Agreement on any financing that was negotiated during the terms of this Letter.

11.

LAW GOVERNING AGREEMENT. This agreement shall be governed by and construed in accordance with the laws of California.

12.

MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supercedes and cancels any prior communications, understandings and agreements between the Parties. This Consulting Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement by all Parties. In the event of any dispute s to the Terms of this Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney’s fees.

13.

NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten (10) days advance written to each of the other Parties hereto:

Company:

AXM Pharma, Inc.

4695 MacArthur Ct.

Newport Beach, CA  92660

Attn: Peter Cunningham

Email:  pcunningham@axmpharma.com

Consultant: Dreamvest, LLC

417 Orchid Ave.

Corona Del Mar, CA  92625

Attn:  Tom Ronk

Email:  tronk@adelphia.net

16. ENTIRE AGREEEMENT.  All parties to this agreement must sign any modifications to this agreement.

With my hand below I affirm that I am legally authorized signatory for this transaction, empowered to bind myself and/or my company to legal agreements by this signature. In so doing I attest that I fully understand the foregoing statement(s) contained in this Agreement and accept the percentages without reservation or modification.

Accepted and agreed to as of this 1st day of September 2004.

AXM Pharma, Inc.

              Dreamvest, LLC

Peter Cunningham

Thomas Ronk

Chief Executive Officer

               Managing Member